Exhibit 99.1

News

November 1, 2006	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

TULSA, Okla. – Nov. 1, 2006 – ONEOK, Inc. (NYSE: OKE) announced today that its third-quarter 2006 net income was $24.4 million, or 21 cents per diluted share, compared with $176.4 million, or $1.62 per diluted share, in the same period last year. Net income for the nine months was $231.7 million, or $2.02 per diluted share, compared with $308.9 million, or $2.82 per diluted share, for the same period last year.

Third-quarter and year-to-date 2005 results included a net after-tax gain of $151.4 million, or $1.39 per diluted share in the third quarter and $1.38 in the nine-month period, from the sale of the company’s oil and gas production business, partially offset by a $32.9 million, or 30 cents per diluted share, loss from discontinued operations related to the recently completed sale of the company’s Spring Creek power plant in Oklahoma.

“Performance in our ONEOK Partners and distribution segments improved in the quarter,” said David Kyle, ONEOK chairman, president and chief executive officer. “Strong commodity prices and higher gross processing spreads contributed to ONEOK Partners’ performance, while implementation of new rates in Oklahoma last July improved results in our distribution segment.”

“Lower storage and marketing margins in the company’s energy services segment were responsible for lower third-quarter results; however, the segment’s nine-month performance has been exceptional,” Kyle added.

Operating income for the third quarter of 2006 was $119.5 million, an increase of $9.5 million, or 9 percent, compared with the same period in 2005. For the first nine months of 2006, operating income was $659.0 million, an increase of $310.4 million, or 89 percent, from the same period last year.

ONEOK adopted Financial Accounting Standards Board Emerging Issues Task Force Issue No. 04-5, requiring the company to consolidate its investment in ONEOK Partners in its financial statements, effective Jan. 1, 2006. The adoption did not have an effect on the company’s net income; however, reported revenues, costs and expenses are higher, reflecting the activities of the partnership. Third-quarter and year-to-date 2006 results reflect the

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

consolidation, which resulted in increased operating income to the company. Attachment A provides a consolidating income statement for the third-quarter and year-to-date 2006 results.

THIRD-QUARTER 2006 HIGHLIGHTS INCLUDED:

•	Operating income of $119.5 million, compared with $110.1 million in the third quarter last year, reflecting the company’s investment in ONEOK Partners on a consolidated basis;
•	Operating income from ONEOK Partners of $107.6 million versus $80.8 million in the same period a year ago;
•	Improved performance in the distribution segment, resulting in an operating loss of $9.2 million in the third quarter 2006 versus an operating loss of $12.8 million in the same period a year earlier;
•	Energy services’ operating income of $21.6 million, compared with $42.1 million in the third quarter last year;
•	Operating costs of $174.0 million versus $171.1 million in the third quarter 2005;
•	A settlement agreement between all parties in the Kansas rate case that will result in $52.0 million in additional annual rates, effective January 2007, pending approval by the Kansas Corporation Commission at a Nov. 6, 2006, hearing;
•	Energy services entering into a 20-year fixed-price purchase contract with Power Holdings of Illinois LLC for 45,000 MMBtu per day of pipeline-quality synthetic natural gas from a coal gasification facility that is expected to be completed by 2011;
•	Cash flow from the company’s general partner interest in ONEOK Partners of $10.0 million, compared with $2.3 million in third quarter last year; cash flow from the company’s limited partner interest in ONEOK Partners was $35.1 million, compared with $0.4 million in the same period last year;
•	An accelerated share repurchase plan, resulting in the purchase of 7.5 million shares of the company’s common stock;
•	A quarterly dividend increase to 32 cents per share;
•	Issuance of $1.4 billion in long-term debt by ONEOK Partners;
•	Completion on Oct. 31, 2006, of the sale of the Spring Creek power plant in Oklahoma to Westar Energy, Inc. for $53 million;
•	ONEOK, on a stand-alone basis, having no short-term debt, $191.6 million of cash invested and $815.3 million of gas in storage at the end of the third quarter;
•	ONEOK stand-alone long-term debt of 48 percent of capitalization; consolidated long-term debt of 65 percent of total capitalization;
•	ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $304.2 million, which exceeded capital expenditures and dividend distributions of $229.4 million by $74.8 million; consolidated cash flow from continuing operations, before changes in working capital, of $539.1 million, which exceeded capital expenditures, dividends and minority interest distributions of $465.0 million by $74.1 million;
•	Being named one of FORTUNE Magazine’s 100 fastest-growing companies for 2006;
•	Celebrating the company’s 100th anniversary.

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

THIRD-QUARTER AND NINE-MONTH BUSINESS UNIT RESULTS

ONEOK Partners

Operating income for the third quarter 2006 was $107.6 million, compared with $80.8 million in the same period 2005. Net margin was $210.7 million, compared with $168.7 million in the same period 2005.

The net margin increase in the third quarter 2006 included: a $49.5 million increase from the legacy ONEOK Partners operations that were consolidated beginning Jan. 1, 2006; an increase of $19.7 million from higher natural gas liquids prices, wider gross processing spreads and increased natural gas transportation revenues; and a decrease of $25.2 million, resulting from the sale of natural gas gathering and processing assets located in Texas in December 2005.

Third-quarter 2006 operating costs were $75.5 million, compared with $66.8 million in the third quarter 2005, with the increases related to the consolidation of the legacy ONEOK Partners operations, offset by the sale of the Texas natural gas gathering and processing assets in December 2005.

Third-quarter 2006 depreciation, depletion and amortization expense was $27.5 million versus $21.2 million in the same period last year. The increase of $6.3 million is primarily related to the consolidation of the legacy ONEOK Partners operations, offset by the sale of natural gas gathering and processing assets located in Texas in December 2005.

Equity earnings from investments were $22.8 million in the third quarter 2006 and result from ONEOK Partners’ 50 percent interest in Northern Border Pipeline and its gathering and processing joint venture interests in the Powder River and Wind River Basins. Other income increased in the three-month 2006 period primarily as a result of interest income from cash and other investments.

Operating income for the first nine months of 2006 was $420.1 million, compared with $189.2 million in the same period 2005. Operating income includes a $113.9 million pre-tax gain on the sale of a 20 percent interest in Northern Border Pipeline in April 2006. Net margin was $624.1 million, compared with $391.5 million in the same period 2005.

Net margin increases in the nine-month 2006 period included: a $152.6 million increase from the legacy ONEOK Partners operations that were consolidated beginning Jan. 1, 2006; an increase of $101.8 million for the natural gas liquids assets acquired in July 2005; an increase of $48.1 million from higher natural gas liquids prices, wider gross processing spreads and increased natural gas transportation revenues; and a decrease of $64.9 million, resulting from the sale of natural gas gathering and processing assets located in Texas in December 2005.

Operating costs for the first nine months of 2006 were $224.7 million, compared with $155.5 million in the third quarter 2005, with the increases related to the consolidation of the

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

legacy ONEOK Partners operations and the natural gas liquids assets acquired in 2005, offset by the sale of the Texas natural gas gathering and processing assets in December 2005.

Depreciation, depletion and amortization expense for the first nine months of 2006 was $94.3 million versus $46.9 million in the same period last year. The increase is primarily related to the consolidation of the legacy ONEOK Partners operations, the acquisition of natural gas liquids assets acquired in July 2005 and the Black Mesa Pipeline impairment in the second quarter 2006, offset by the sale of natural gas gathering and processing assets located in Texas in December 2005.

Equity earnings from investments were $72.8 million for the first nine months of 2006 and resulted from ONEOK Partners’ 50 percent interest in Northern Border Pipeline and its gathering and processing joint venture interests in the Powder River and Wind River Basins. Other income increased in the nine-month 2006 period primarily as a result of interest income from cash and other investments.

Distribution

The distribution segment reported an operating loss of $9.2 million in the third quarter 2006, compared with an operating loss of $12.8 million in the third quarter 2005. Net margin for the third quarter 2006 was $106.9 million, compared with net margin of $105.1 million in the same period a year earlier.

The third-quarter net margin increase resulted from an increase of $5.6 million, primarily due to the implementation of new rates in Oklahoma, partially offset by a $2.2 million decrease from expiring riders and lower volumetric rider collections in Oklahoma, and a $1.5 million reduction in transport margins in Oklahoma.

Operating costs were $88.8 million, compared with $91.6 million in the third quarter 2005. The reduction is related to lower labor and employee benefit costs. Depreciation, depletion and amortization expense was $27.3 million, compared with $26.3 million in the third quarter last year.

Operating income for the nine-month period in 2006 was $68.5 million, compared with $60.8 million in the same period last year. Net margin increased to $422.0 million versus $412.8 million last year. The increase was primarily due to a $39.4 million increase related to implementation of new rates in Oklahoma; a decrease of $18.0 million primarily due to expiring riders and lower volumetric rider collections in Oklahoma; and a decrease of $12.9 million in customer sales due to warmer weather in the segment’s entire service territory.

The impact of warmer-than-normal weather during the nine-month period was moderated by approved weather-protection mechanisms and by the implementation of a new two-tier rate structure in Oklahoma. The new Oklahoma rate structure reduces volumetric sensitivity and provides more consistent earnings and cash flow.

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

Operating costs for the nine months were $270.9 million, compared with $265.7 million in the same period last year due to an increase of $7.8 million in labor and employee benefit costs, which were partially offset by a $2.1 million decrease in bad debt expense. Depreciation, depletion and amortization expense was $82.6 million, compared with $86.3 million in the same period last year. The decrease was related primarily to a $2.9 million charge in the first quarter 2005 related to the replacement of a field customer service system in Texas.

Residential and commercial volumes decreased for the nine-month period due to warmer weather, primarily in the first quarter of 2006. Decreases in wholesale volumes were due to a reduction in volumes available for sale.

Energy Services

The energy services segment had operating income in the third quarter of $21.6 million, compared with operating income of $42.1 million in the same period in 2005. The decrease was related to lower natural gas sales from storage and lower marketing margins in the third quarter 2006, compared with the same period in 2005.

Net margin was $30.7 million, compared with $55.0 million in the three-month period 2005. In the third quarter 2006, there were $6.6 million in mark-to-market gains on unqualified hedges of transportation and storage contracts. In the same period of 2005, there were $12.6 million in losses for these same activities.

The third quarter also included: a $34.5 million decline in storage and marketing margins as a result of reduced storage and marketing optimization opportunities in 2006, compared with 2005 when hurricanes had a significant impact on natural gas volatility and affected natural gas prices; and a decrease of $10.2 million in financial trading margins primarily due to positions in the natural gas options portfolio that benefited from increased natural gas prices and higher volatility in 2005, compared with 2006.

Operating costs for the quarter were $8.6 million, compared with $12.5 million in the same period a year earlier, primarily due to lower litigation costs, employee-related expenses and bad debt expenses.

Nine-month operating income was $168.4 million, compared with $97.7 million in the same period in 2005. Net margin increased to $198.2 million, compared with $127.5 million in the nine-month period 2005.

In the nine-month period of 2006, there were $4.9 million in mark-to-market gains on unqualified hedges of transportation and storage contracts. In the nine-month period of 2005, there were $11.7 million in losses for these same activities.

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

The nine-month period also included: an increase of $41.3 million in physical transportation margins, net of hedging activities, primarily due to improved natural gas basis differentials between the Mid-Continent and Gulf Coast regions; an increase of $7.2 million in financial trading margins primarily associated with favorable basis spread movements in the basis trading portfolio; and an increase of $4.8 million primarily related to storage and marketing margins due to storage optimization activities in the second quarter of 2006.

Operating costs for the nine months were $28.2 million, compared with $28.3 million due to decreased litigation expenses, offset primarily by increased employee-related costs.

Natural gas volumes marketed decreased for the three- and nine-month periods in 2006, compared with 2005, primarily due to higher storage injections in the second and third quarters of 2006, and warmer weather in the majority of the segment’s service territory in the first quarter, resulting in decreased sales from storage.

Natural gas in storage at Sept. 30, 2006, was 80.2 Bcf, compared with 60.4 Bcf at Sept. 30, 2005. Natural gas in storage on Oct. 31, 2006, was 80.4 Bcf. At Sept. 30, 2006, total natural gas storage capacity under lease was 86 Bcf, unchanged from the same period a year earlier.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Thousands of dollars)
Marketing and storage, gross	$72,303	$83,447	$303,008	$227,886
Less: Storage and transportation costs	(43,088)	(40,263)	(136,629)	(123,639)
Marketing and storage, net	29,215	43,184	166,379	104,247
Retail marketing	3,442	3,535	13,201	11,792
Financial trading	(1,932)	8,321	18,626	11,444
Net margin	$30,725	$55,040	$198,206	$127,483

EARNINGS CONFERENCE CALL

ONEOK and ONEOK Partners management will conduct a joint conference call on Thursday, Nov. 2, 2006, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-244-4576, pass code 979388, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site www.oneok.com and ONEOK Partners’ Web site www.oneokpartners.com for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 979388.

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company. OKE-FE

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “plan,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection,” “goal” or similar phrases.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;
•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;
•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;
•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;
•	the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;
•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact of the outcome of pending and future litigation;
•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to market pipeline capacity on favorable terms, including the affects of:
–	future demand for and prices of natural gas;
–	competitive conditions in the overall natural gas and electricity markets;
–	availability of supplies of Canadian and United States natural gas;
–	availability of additional storage capacity;
–	weather conditions; and
–	competitive developments by Canadian and U.S. natural gas transmission peers;
•	orders by the FERC that are significantly different than the settlement related to Northern Border Pipeline’s November 2005 rate case;
•	our ability to successfully transfer ONEOK Partners’ operations from Omaha and Denver to Tulsa;
•	performance of contractual obligations by our customers and shippers;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;
•	our ability to acquire all necessary rights-of-way permits and consents in a timely manner, and our ability to promptly obtain all necessary materials and supplies required for construction, and our ability to construct pipelines without labor or contractor problems;
•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;
•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting natural gas liquids;
•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	the impact of potential impairment charges;
•	our ability to control operating costs;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

# # #

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$2,649,312	$3,181,592	$8,825,377	$7,969,014
Energy trading revenues, net	(8,435)	10,615	3,047	11,023
Total Revenues	2,640,877	3,192,207	8,828,424	7,980,037
Cost of sales and fuel	2,291,891	2,862,888	7,579,939	7,050,344
Net Margin	348,986	329,319	1,248,485	929,693
Operating Expenses
Operations and maintenance	154,501	153,008	468,743	394,985
Depreciation, depletion and amortization	55,468	48,131	178,889	135,020
General taxes	19,482	18,114	57,765	51,061
Total Operating Expenses	229,451	219,253	705,397	581,066
Gain on Sale of Assets	-	-	115,892	-
Operating Income	119,535	110,066	658,980	348,627
Equity earnings from investments	22,788	2,822	72,750	8,472
Other income	8,418	4,428	21,735	8,014
Other expense	861	3,365	12,595	8,087
Interest expense	61,460	41,601	176,648	91,682
Income before Minority Interest and Income Taxes	88,420	72,350	564,222	265,344
Minority interest in income of consolidated subsidiaries	48,281	-	184,620	-
Income taxes	15,726	27,736	147,505	101,878
Income from Continuing Operations	24,413	44,614	232,097	163,466
Discontinued operations, net of taxes
Income (loss) from operations of discontinued components, net of tax	(13)	(19,582)	(410)	(5,918)
Gain on sale of discontinued component, net of tax	-	151,355	-	151,355
Net Income	$24,400	$176,387	$231,687	$308,903

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.22	$0.45	$2.06	$1.61
Earnings per share from operations of discontinued components, net of tax	-	(0.20)	-	(0.06)
Earnings per share from gain on sale of discontinued component, net	-	1.52	-	1.49
Net earnings per share, basic	$0.22	$1.77	$2.06	$3.04

Diluted:
Earnings per share from continuing operations	$0.21	$0.41	$2.02	$1.49
Earnings per share from operations of discontinued components, net of tax	-	(0.18)	-	(0.05)
Earnings per share from gain on sale of discontinued component, net	-	1.39	-	1.38
Net earnings per share, diluted	$0.21	$1.62	$2.02	$2.82

Average Shares of Common Stock (Thousands)
Basic	113,200	99,894	112,589	101,568
Diluted	114,920	108,602	114,901	109,555

Dividends Declared Per Share of Common Stock	$0.32	$0.28	$0.90	$1.09

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2006	December 31, 2005
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$247,475	$7,915
Trade accounts and notes receivable, net	944,732	2,202,895
Gas and natural gas liquids in storage	1,028,007	911,393
Commodity exchanges	191,184	133,159
Energy marketing and risk management assets	408,093	399,439
Deposits	161,572	150,608
Other current assets	95,835	234,666
Total Current Assets	3,076,898	4,040,075

Property, Plant and Equipment
Property, plant and equipment	6,634,992	5,575,365
Accumulated depreciation, depletion and amortization	1,867,565	1,581,138
Net Property, Plant and Equipment	4,767,427	3,994,227

Deferred Charges and Other Assets
Goodwill and intangibles	1,025,420	683,211
Energy marketing and risk management assets	111,122	55,713
Investments	755,772	245,009
Other assets	388,982	471,289
Total Deferred Charges and Other Assets	2,281,296	1,455,222

Assets of Discontinued Component	62,897	63,911

Total Assets	$10,188,518	$9,553,435

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2006	December 31, 2005
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$18,183	$6,546
Notes payable	4,500	1,541,500
Accounts payable	1,021,732	1,756,307
Commodity exchanges	291,095	238,176
Energy marketing and risk management liabilities	375,620	449,085
Other	412,214	438,009
Total Current Liabilities	2,123,344	4,429,623

Long-term Debt, excluding current maturities	4,036,127	2,024,070

Deferred Credits and Other Liabilities
Deferred income taxes	577,591	603,835
Energy marketing and risk management liabilities	154,019	348,529
Other deferred credits	330,068	350,157
Total Deferred Credits and Other Liabilities	1,061,678	1,302,521

Liabilities of Discontinued Component	1,683	2,464

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	810,089	-

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 119,825,128 shares and outstanding 110,169,874 shares at September 30, 2006; issued 107,973,436 shares and outstanding 97,654,697 shares at December 31, 2005	1,198	1,080
Paid in capital	1,243,981	1,044,283
Unearned compensation	-	(105)
Accumulated other comprehensive loss	33,251	(56,991)
Retained earnings	1,217,404	1,085,845
Treasury stock, at cost: 9,655,254 shares at September 30, 2006 and 10,318,739 shares at December 31, 2005	(340,237)	(279,355)
Total Shareholders’ Equity	2,155,597	1,794,757

Total Liabilities and Shareholders’ Equity	$10,188,518	$9,553,435

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ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2006	2005
Operating Activities	(Thousands of dollars)
Net income	$ 231,687	$ 308,903
Depreciation, depletion, and amortization	178,889	135,020
Impairment expense for discontinued component	-	52,226
Gain on sale of discontinued component	-	(151,355)
Gain on sale of assets	(115,892)	-
Minority interest in income of consolidated subsidiaries	184,620	-
Distributions received from unconsolidated affiliates	93,209	8,135
Income from equity investments	(72,750)	(8,472)
Deferred income taxes	18,056	40,128
Stock-based compensation expense	13,052	9,903
Allowance for doubtful accounts	8,220	9,723
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	1,295,726	5,339
Inventories	(121,031)	(284,653)
Unrecovered purchased gas costs	(75,227)	45,547
Commodity exchanges	(5,106)	130,260
Deposits	(10,964)	(55,227)
Regulatory assets	12,922	(5,490)
Accounts payable and accrued liabilities	(779,425)	216,008
Energy marketing and risk management assets and liabilities	(194,761)	121,718
Other assets and liabilities	183,989	(334,840)
Cash Provided by Operating Activities	845,214	242,873
Investing Activities
Changes in other investments, net	(6,458)	(20,800)
Acquisitions	(128,485)	(1,328,572)
Capital expenditures	(243,968)	(189,930)
Proceeds from sale of discontinued component	-	630,214
Proceeds from sale of assets	298,838	27,520
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	1,334	-
Decrease in cash and cash equivalents for previously consolidated subsidiaries	(22,039)	-
Other investing activities	(3,685)	(3,866)
Cash Used in Investing Activities	(104,463)	(885,434)
Financing Activities
Borrowing (repayment) of notes payable, net	(641,500)	(341,500)
Short term financing payments	(2,632,000)	(100,000)
Short term financing borrowings	1,530,000	1,000,000
Issuance of debt, net of issuance costs	1,397,328	798,792
Long-term debt financing costs	(12,027)	-
Termination of interest rate swaps	-	(22,565)
Payment of debt	(41,214)	(335,808)
Equity unit conversion	402,448	-
Repurchase of common stock	(281,420)	(188,770)
Issuance of common stock	3,986	3,291
Dividends paid	(100,181)	(82,834)
Distributions to minority interests	(120,803)	-
Other financing activities	(48,898)	(11,343)
Cash Provided by (Used in) Financing Activities	(544,281)	719,263
Change in Cash and Cash Equivalents	196,470	76,702
Cash and Cash Equivalents at Beginning of Period	7,915	9,458
Effect of Accounting Change on Cash and Cash Equivalents	43,090	-
Cash and Cash Equivalents at End of Period	$ 247,475	$ 86,160

-more-

ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2006	2005	2006	2005
	(Millions of dollars)
Distribution
Net margin	$106.9	$105.1	$422.0	$412.8
Depreciation, depletion and amortization	$27.3	$26.3	$82.6	$86.3
Operating income (loss)	$(9.2)	$(12.8)	$68.5	$60.8
Customers per employee	706	683	709	686
Capital expenditures	$37.2	$39.1	$114.8	$103.1
Natural gas volumes (MMcf)
Gas Sales	19,459	25,058	122,421	140,366
Transportation	46,506	57,107	150,018	184,698
Natural gas margins
Gas Sales	$83.0	$82.1	$341.9	$334.0
Transportation	$17.1	$16.9	$55.5	$58.2

Energy Services
Net margin	$30.7	$55.0	$198.2	$127.5
Depreciation, depletion and amortization	$0.5	$0.5	$1.6	$1.5
Operating income	$21.6	$42.1	$168.4	$97.7
Natural gas marketed (Bcf)	275	279	839	879
Natural gas gross margin ($/Mcf)	$0.11	$0.21	$0.21	$0.13
Physically settled volumes (Bcf)	564	560	1,702	1,759
Capital expenditures	$-	$-	$-	$-

ONEOK Partners (b)
Net margin	$210.7	$168.7	$624.1	$391.5
Depreciation, depletion and amortization	$27.5	$21.2	$94.3	$46.9
Operating income	$107.6	$80.8	$420.1	$189.2
Total gas gathered (BBtu/d)	1,202	1,093	1,165	1,111
Total gas processed (BBtu/d)	1,017	1,141	980	1,139
Natural gas liquids gathered (MBbl/d)	208	193	205	(a)
Natural gas liquids sales (MBbl/d)	210	201	211	129
Natural gas liquids fractionated (MBbl/d)	326	309	315	(a)
Natural gas liquids transported (MBbl/d)	199	(a)	200	(a)
Natural gas transported (MMcf/d)	2,094	1,288	2,241	1,314
Natural gas sales (BBtu/d)	353	341	318	345
Capital expenditures	$61.2	$8.9	$114.8	$39.4
Realized composite NGL sales prices ($/gallon)	$1.02	$0.90	$0.95	$0.78
Realized condensate sales price ($/Bbl)	$51.79	$46.18	$56.75	$44.72
Realized natural gas sales price ($/MMBtu)	$5.68	$7.35	$6.48	$6.54
Realized gross processing spread ($/MMBtu)	$6.34	$3.65	$5.27	$2.97

(a) - The acquisition of these assets was completed July 1, 2005.

(b) - 2005 includes only our legacy operations.

-more-

ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

(Unaudited)	Nine Months Ended September 30, 2006
(Millions of Dollars)
Cash provided by operating activities	$845.2
Accounts and notes receivable	(1,295.7)
Inventories	121.0
Unrecovered purchased gas costs	75.2
Commodity exchanges	5.1
Deposits	11.0
Regulatory assets	(12.9)
Accounts payable and accrued liabilities	779.4
Energy marketing and risk management assets and liabilities	194.8
Other assets and liabilities	(184.0)
Cash flow, before changes in working capital (a)	$539.1

(a) Cash flow, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

-more-

ONEOK Announces Third-Quarter

And Nine-Month 2006 Earnings

ONEOK, Inc. and Subsidiaries Consolidating Income Statement	Attachment A

	Three Months Ended September 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
Distribution	$(9)	$-	$-	$(9)
Energy Services	22	-	-	22
ONEOK Partners	-	108	-	108
Other	(1)	-	-	(1)
Operating Income	12	108	-	120

Equity in earnings of ONEOK Partners	50	-	(50)	-
Other income (expense)	7	23	-	30
Minority interest	-	-	(48)	(48)
Interest expense	(29)	(33)	-	(62)
Income Taxes	(16)	-	-	(16)

Net Income	$24	$98	$(98)	$24

	Nine Months Ended September 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
Distribution	$69	$-	$-	$69
Energy Services	168	-	-	168
ONEOK Partners	-	305	-	305
Gain on sale of assets	-	115	-	115
Other	2	-	-	2
Operating Income	239	420	-	659

Equity in earnings of ONEOK Partners	182	-	(182)	-
Other income (expense)	9	73	-	82
Minority interest	-	(2)	(183)	(185)
Interest expense	(77)	(100)	-	(177)
Income Taxes	(121)	(26)	-	(147)

Net Income	$232	$365	$(365)	$232